UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   June 28, 2007

Commission File No. 000-16929

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

1101 Brickell Ave., Suite 701 S Miami, FL		33131
(Address of principal executive offices)		(Zip Code)
(786) 425-3848
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 29, 2007, DOR BioPharma, Inc. (the “Company”) announced the appointment of Cyrille F. Buhrman, to the Company’s Board of Directors. Mr. Buhrman will serve on the Company’s Audit Committee, Nominating Committee and Compensation Committee.

Mr. Buhrman is Managing Director, Chairman and owner of Pacific Healthcare (Thailand) Co., Ltd., a full service marketing, sales, distribution and regulatory affairs company based in Thailand where he has served for approximately ten years. Pacific Healthcare is currently expanding throughout Southeast Asia, beginning with the Philippines and Vietnam this year. Mr. Buhrman is a Director of Pacific Healthcare (Philippines) Inc., International Pharmaceuticals Ltd., a company focused on marketing Specialty pharmaceutical products in Thailand, Vision Care (Thailand) Co., Ltd, and Canyon Pharmaceuticals, Inc., a private biotechnology company focused on the commercialization of therapeutics to prevent and treat thrombosis and related conditions.   Mr. Buhrman is owner of Markle Holdings Ltd., an investment fund specializing in biotech and pharmaceutical investments. Mr. Buhrman is also one of DOR’s largest shareholders.

As a new Board member, the Company granted Mr. Buhrman options to purchase 150,000 shares of the Company’s common stock at a strike price of $0.33 and an expiration date of June 27, 2017.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.     Title

99.1          Press release issued by DOR BioPharma, Inc. on June 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                DOR BIOPHARMA, INC.

                        By: /s/   Christopher J. Schaber
        Name:    Christopher J. Schaber
Title: Chief Executive Officer

Date: June 29, 2007